Exhibit 10.22

CO-MANUFACTURING, SALES, AND DISTRIBUTION AGREEMENT

This Co-Manufacturing, Sales, and Distribution Agreement (this “Agreement”) is made and entered into as of July 1, 2011 (the “Effective Date”), by and between Bellisio Foods, Inc., (“Bellisio”), a Minnesota corporation with offices located at 1201 Harmon Place, Suite #302, Minneapolis, Minnesota 55403, and Overhill Farms, Inc. (“Overhill”), a Nevada corporation with offices located at 2727 East Vernon Avenue, Vernon, California 90058.  Bellisio and Overhill may be referred to herein each as a “party” and, collectively, as the “parties”.

WHEREAS, Overhill has entered into a license agreement with Boston Market Corporation, with an effective date of July 1, 2011 (“BMC License”), whereby Overhill has the right to manufacture, sell and distribute Boston Market frozen food products, and furthermore has the right to contract with a third party of its choice for the co-manufacture, sale, and distribution of such products;

WHEREAS, the parties desire Bellisio to co-manufacture, sell and distribute certain Boston Market branded frozen food products for Overhill, under the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual benefits, covenants, and promises contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by both parties hereto, Bellisio and Overhill, intending to be legally bound, agree as follows:

1.             PRODUCTS

(a)           Co-Manufacturing.  Bellisio shall have the right to co-manufacture, at all times throughout the term of this Agreement, approximately fifty percent (50%), within a five (5%) percentage point variance of fifty percent (50%), of the total production volume for the eighteen (18) different Boston Market branded food products identified on Schedule A to this Agreement (collectively, the “Products”), with the remaining approximately fifty percent (50%) of total production volume being manufactured by Overhill or their designee, subject to 6. (d). Upon mutual agreement of the parties, additional products may be added as Products from time to time by signing an amended Schedule A identifying those products and the agreed upon pricing terms applicable to them. Discontinued Products shall be considered removed from Schedule A and removed as Products upon written notification from Overhill.

(b)           Sales and Distribution.  Bellisio shall have exclusive responsibility for sales and distribution of all Boston Market brand frozen food products that are subject to the BMC License, including but not limited to the Products, then currently being manufactured by either party, under the terms and conditions set forth in this Agreement.

2.             TERM AND TERMINATION

(a)           Term.  The term of this Agreement shall begin on the Effective Date and continue for a period of:

(i) Two (2) years where the Brand P&L (as defined in section 12 herein) equals a profit of $2,000,000 or more (excluding the cost of new item placement and television and print advertising costs expensed to the Brand P&L for the first twelve (12) month period from the Effective Date), and continuing thereafter on an annual basis on each anniversary of the Effective Date unless terminated by either party by providing at least six (6) months advance written notice to the other party.

(ii) Eighteen (18) months where the Brand P&L shows a profit of less than $2,000,000 excluding the cost of new item placement and television and print advertising expensed to the Brand P&L for the first twelve (12) month period from the Effective Date, and continuing thereafter on an annual basis on each anniversary of the Effective Date unless terminated by either party by providing at least one hundred twenty (120) days advance written notice to the other party.  In the event the previous Boston Market Licensee continues to distribute Boston Market brand products in the marketplace after the Effective Date of this Agreement, and continuing for thirty (30) days or more beyond such date, this section shall be null and void and have no affect whatsoever.  In such circumstance, the term of the Agreement shall be determined by section 2(a)(i) above.

(b)           Termination Due to Acquisition by Direct Competitor.  Either party shall have the right to terminate this Agreement if either Overhill or Bellisio is party to a Competitor Acquisition (as defined below), upon the terminating party providing at least six (6) months advance written notice to such other party. Each party has an affirmative obligation to disclose to the other party the fact that a Competitor Acquisition will occur, such disclosure to be made within two (2) business days after the execution of a definitive agreement concerning a Competitor Acquisition.   A “Competitor Acquisition” means a transaction or series of transactions whereby a Direct Competitor (as defined below) of the terminating party acquires, directly or indirectly, (i) substantially all of the assets of the other party, (ii) more than thirty-five percent (35%) of the voting equity of the other party, or (iii) the right to appoint one or more board members or board observers to the board of directors or similar governing body of the other party.  The parties consider the following to constitute the exclusive list of their respective Direct Competitors for purposes of this section:

Direct Competitors of Bellisio:
***

Direct Competitors of Overhill:
***

(c)           Termination for Breach.  Either party may terminate this Agreement on the basis of a material breach where the breaching party was provided written notice describing the breach in reasonable detail and failed to cure such breach within a sixty (60) day period following notice of the breach for a non-monetary breach and ten (10) day period for a monetary breach, specifically excluding any payment amounts in good faith dispute between the parties.

(d)           Termination for Insolvency. Either party may terminate this Agreement immediately upon written notice to the other party in the event such other party makes an assignment for the benefit of its creditors, admits to being insolvent or otherwise admits to being unable to pay its debts as they mature/come due, voluntarily files a bankruptcy petition under the federal bankruptcy code or any similar state laws, or has an involuntary petition for bankruptcy filed against it that is not dismissed or vacated within ninety (90) days after it has been filed.

(e)           Reimbursement of New Item Placement and Television and Print Advertising Expenses Upon Termination.  Upon termination of the Agreement by either party for any reason, Overhill shall reimburse Bellisio for all unamortized costs, fees, and expenses related to new item placement and television and print advertising expenses that are unamortized for termination purposes pursuant to this section 2 based on two (2) fiscal years amortization (or twenty-six [26] fiscal periods) for new item placement and one fiscal year (or thirteen [13] periods) for television and print advertising expenses. New item placement refers to the cost paid to retail customers to obtain on shelf distribution also referred to as slotting or listing fees.   These amortization calculations are made for termination purposes only and have no affect on the Brand P&L pursuant section 12.

3.             MANUFACTURING COSTS AND ALLOCATIONS

(a)           Product Manufacturing Costs.  The cost to manufacture the Products (“Product Cost”) shall be determined in the following manner:

Product Cost shall mean the cost of all raw materials based on a weighted cost of raw material inventory and including the yield factors identified on Schedule B, plus the cost of Product packaging based on a weighted cost of packaging inventory and including the yield factors identified on Schedule B, plus “Conversion Cost” as identified on Schedule C (it being noted that Conversion Costs includes direct and indirect overhead for manufacturing and warehousing, direct and indirect labor and profit).

The parties shall mutually agree upon an increase to the Conversion Cost, based on actual conversion cost increases, which shall occur only once per twelve (12) month period following the anniversary of the Effective Date, such increase not to exceed four percent (4%) based on actual increased costs per annum, provided, however, that the costs associated with direct labor due to Product specification changes are not subject to such four percent (4%) cap and may be adjusted at any time upon the mutual written agreement of the parties.

(b)           Start Up.

(i)            Cost Allocations.  All Bellisio material and labor costs related to Product manufacturing trials and start up shall be paid by Overhill and charged to the Brand P&L.

(ii)           Quality.  Each product developed to be manufactured by Bellisio will have a quality sign-off by an Overhill executive chef or a Boston Market Corporation executive chef under the terms of the BMC License.

______________________
***    Portions of this page have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

4.             MANUFACTURE FORECASTING

Every week the parties shall generate a rolling eight (8) week production forecast for the following eight weeks, which shall provide the basis of production capacity planning in each of the parties’ respective manufacturing facilities.  Additionally, on a rolling basis the first four (4) weeks of the production forecast is considered binding. Week one (1) of this binding forecast is fixed, the remaining three (3) weeks ,  may be adjusted   for plant efficiency purposes, so long as the four (4) week binding production forecast by product is attained. In the event agreement is not reached in a timely manner, Bellisio shall have authority to determine and allocate their production capacity of Bellisio-manufactured Products based on purchase orders received from customers. However, freight and distribution costs charged to the Brand P&L shall be based on receipt date pursuant to section 12 (c).

On a weekly basis Bellisio will issue Purchase Orders or other required documentation to Overhill for shipment of finished goods to Bellisio’s Facility. The document for this purpose will be the “Boston Market Master Schedule” provided by Bellisio Foods. In the event either party chooses to produce in excess of the eight (8) week forecast, that party will bear any responsibility for obsolescence and associated storage and handling cost.

5.             SOURCING MATERIALS; INVENTORY RESPONSIBILITY

(a)           Procurement.  Each party shall source and procure all labor, raw materials, ingredients and packaging materials required for the manufacture, production, processing, packaging, and transport/shipping of the Products consistent with production schedules described in section 4. If either party is required to purchase quantities of such materials and/or packaging in excess of the eight (8) week production forecast schedule due to minimum order requirements and/or purchasing lead times, such party will first obtain the written approval of the other party. All procurement and purchases for the Products shall be made consistent with the party’s standard practices including, but not limited to, standard practices relating to vendor managed inventory, certificates of analysis, and raw material specifications. Overhill shall have sole responsibility for designing, supplying, and obtaining any required approvals for all Product labels, with the associated costs charged to the Brand P&L. The purchase of all ingredients, raw materials, packaging, and other components of the Products shall be optimized by agreement of the parties such that purchases are made on the basis of procuring the best component at the least cost including the cost of shipping to the manufacturing facilities of the respective parties. However, neither party shall be required to purchase raw material or packaging from a vendor that it objects to on the basis of quality concerns, and shall have no liability whatsoever arising from quality issues resulting from raw materials purchased by the other party from a supplier approved by the parties in accordance with the immediately preceding sentence. Any costs or losses resulting from raw materials rejected by either party on the basis of quality concerns shall be borne by the supplier.

(b)           Inventory Due to Product Discontinuation.  In the event a Product is discontinued, each party shall use its best efforts to maximize use of any remaining raw materials and to sell any remaining Products through current customers or discount channels. If the discontinued Product cannot be sold through the former channels, it may be re-packaged and sold under a non-Boston Market brand by the party that has possession of and title to the Product subject to the terms and conditions of the BMC License.  Thereafter, the cost/loss associated with any remaining Product, raw materials and/or packaging shall be expensed to the Brand P&L so long as the remaining Product, raw materials and packaging were purchased in quantities consistent with agreed upon production schedules, consistent with sections 4 and 7 herein.

(c)           Inventory Due to Voluntary Termination.  In the event either party voluntarily terminates this Agreement pursuant to section 2(a) and/or 2(b) herein, any remaining raw materials, packaging, and Product inventory shall be purchased at cost by Overhill and shipped by Bellisio to Overhill, the cost of such purchase and shipment to be paid by Overhill, so long as the remaining finished Product, raw materials and packaging were purchased in quantities consistent with the agreed upon production schedules, consistent with sections 4  and 7 herein.

(d)           Inventory Due to Breach.  In the event Bellisio terminates this Agreement due to Overhill’s uncured material breach, Overhill shall purchase from Bellisio all remaining raw materials, packaging and all Products at cost  so long as the remaining raw materials, packaging, and Products were purchased and manufactured in quantities consistent with agreed upon production schedules, consistent with sections 4 and 7 herein. The costs of such purchases shall not be expensed to the Brand P&L.  In the event Overhill terminates this Agreement due to Bellisio’s uncured material breach and Overhill continues to manufacture the Products, Overhill shall purchase from Bellisio all remaining raw materials, packaging and Products at cost so long as the raw materials, packaging and Products were purchased and manufactured in quantities consistent with agreed upon production schedules consistent with sections 4 and 7 herein, unless the breach was due to a verifiable and uncured Product safety breach.

6.             MANUFACTURE PROTOCOL

(a)           Pre-Existing Product Inventory.  In the event Overhill purchases any pre-existing inventory of Boston Market brand products manufactured by the previous Boston Market Licensee and warehoused in one of the previous licensee’s distribution centers, such inventory shall be shipped by Overhill to the Bellisio’s Jackson, Ohio manufacturing facility (the “Jackson Facility”) or to a third party warehouse designated by Bellisio, such inventory cost, consistent with Schedule C, to be expensed to the Brand P&L.  However, any and all shipping costs related to such inventory shall be paid by Overhill.

(b)           Commencement of Manufacturing.  Bellisio’s manufacture of the Products shall commence no earlier than when it notifies Overhill that the Jackson Facility is ready to commence manufacture, but in no event later than August 15, 2011, unless mutually agreed otherwise by the parties.

(c)           Distribution.  The fifty percent (50%) (subject to permitted variance) of total production volume manufactured by Overhill pursuant to section 1(a) of this Agreement shall be shipped by Overhill to the Jackson Facility for distribution by Bellisio as set forth in greater detail in sections 1(b) and 11 of this Agreement.  The specific Products to be manufactured by Bellisio and Overhill, respectively, shall be mutually agreed upon by the parties based on Bellisio’s manufacturing capabilities and line speeds.  All Products manufactured and shipped by Overhill shall be FOB Jackson Facility (or another Bellisio-designated third party warehouse) and shall be shipped in a timely manner so as to allow Bellisio reasonable time to prepare such Products for distribution.  Such Products shall be shipped by Overhill in no less than one half (1/2) of a full truckload, with actual, reasonable and verifiable shipping costs paid by Overhill  expensed to the Brand P&L. Beneficial ownership of, title to, and risk of loss or damage to, all the Products shipped by Overhill to Bellisio shall remain with Overhill until the Products arrive FOB Jackson Facility.

(d)           Right of First Refusal to Manufacture Products. In the event either party determines in its commercially reasonable discretion that its respective cost to manufacture any given Product is too high such that it desires not to manufacture its share of such Product volume, the other party shall have the right of first refusal to manufacture 100% of that Product volume (as a reduction to the declining party’s overall  Manufactured Product production volume).  In no event shall such circumstance affect Bellisio’s continued right to have exclusive sales and distribution responsibility for all Products throughout the term of this Agreement.  Relatedly, in the event Overhill decides not to manufacture its approximate fifty percent (50%) of production volume of the Products for any reason whatsoever (other than pursuant to section 19 below), Bellisio shall have a right of first refusal (exercisable by Bellisio giving written notice to Overhill within ten (10) days of Bellisio receiving notice of Overhill’s decision to reduce or terminate production volume) to undertake the manufacture, under the same terms and conditions as set forth in this Agreement, of a portion or all of the production capacity relinquished by Overhill before Overhill contracts with a third party for co-manufacturing.

(e)           Standard Manufacturing Practices.  Each party shall manufacture the Products in accordance with their documented standard manufacturing practices, which shall at all times be fully compliant with all applicable laws and USDA and FDA regulations and SQF/FSSC standards or the equivalent as applicable.

(f)            On-Site Representative.  Either party may have an employee representative present in the designated area of their respective facilities during production runs of the Products, at each party’s sole cost and expense, which shall not be expensed to the Brand P&L.

(g)           Timely Production and Shipment.  The parties agree to at all times use their best efforts to produce and ship Products in a timely manner to meet customer purchase order delivery dates.  The parties recognize and agree that a failure to timely produce required quantities of Products will adversely impact fill rates and may result in reduced distribution.

7.             QUALITY CONTROL

(a)           Product Specifications.  Overhill and Bellisio shall each manufacture all Products in accordance with the agreed upon specifications, attached hereto as Schedule B. Any requested changes in the specifications or methods of manufacture, along with the associated Product Cost increase or decrease, shall not be adopted unless agreed upon in writing by both parties.  Overhill and Bellisio each agree to respond to any such requested changes in a reasonable amount of time.

(b)           Product Quality and Safety.  Overhill and Bellisio shall each prepare, handle, pack, hold, and transport all Products in accordance with its standard operating procedures, consistent with all applicable laws and USDA and FDA regulations SQF/FSSC standards or the equivalent, and shall do so in a manner ensuring that the ingredients and the Products will not become adulterated, contaminated, spoiled, or otherwise unsafe or unfit for human consumption. Neither party shall be required to adopt any quality assurance protocol that departs from its standard operating procedures unless the adoption and associated increases or decreases in associated Product Cost are agreed to in writing by both parties.

(c)           Product Recall.  Overhill and Bellisio shall jointly have the right, within the parameters of applicable law and applicable USDA and FDA regulations, to initiate and direct the content and scope of a recall, market withdrawal, stock recovery, product correction and/or advisory safety communication regarding the Products. Both parties shall agree upon the manner, text and timing of any publicity to be given concerning such matters. The parties agree to fully cooperate with one another throughout the process of such recall and to take all such steps as are reasonably requested by the other party or by any governmental authority having jurisdiction over such matter to implement the recall action in a timely and complete manner.  Any and all action to be taken in connection with a recall action shall be in accordance with applicable FDA and USDA guidance, policies and regulations and any other applicable laws or regulations.  In the event of a Class I recall, remedial measures may include appropriate change of Product packaging prior to resumption of Product manufacturing so as to distinguish the appearance of the subsequent Product from the recalled Products.  Actual costs, losses and/or damages suffered by either or both parties associated with any recall action shall be charged to the Brand P&L unless such recall action is due to the gross negligence or intentional misconduct of one of the parties, in which case such party shall indemnify the other in accordance with section 15 herein.

(d)           Manufacturing Facilities. Throughout the term of this Agreement, each party agrees to have a third-party provider conduct an annual industry standard audit of its manufacturing facility and results shall be shared with the other party upon request.

(e)           Consumer Complaints. Overhill shall directly deal with routine consumer inquiries and complaints regarding the Products.  Upon receipt of any actual or threatened legal claim relating to the Products or their sale, Overhill shall promptly notify Bellisio in writing and provide Bellisio copies of all relating documentation so that Overhill and Bellisio can agree on how to proceed.  The actual, reasonable, and verifiable costs of responding to and addressing consumer complaints shall be paid by Overhill but charged to the Brand P&L.

8.             INTELLECTUAL PROPERTY

Nothing in this Agreement shall be deemed to grant to one party any right, title, interest or license to any of the other party’s trademarks, trade names, service marks, logos, production methods or processes, product formulas or recipes, manufacturing processes, patents, copyrights, patentable or copyrightable designs or material or any other intellectual property, including but not limited to all BMC license rights, Product formulations and all UPC Codes.

9.             CONFIDENTIALITY AND NON-DISCLOSURE

Overhill and Bellisio each acknowledge that they are bound by the Non-Disclosure Agreement between them dated February 9, 2011 and attached hereto as Schedule D, the terms of which are incorporated herein by this reference.  For purposes of clarity, that certain Nondisclosure Agreement between the parties dated February 9, 2011 shall remain in full force and effect; provided, however, that notwithstanding the terms of the Nondisclosure Agreement, each party may make disclosures and communications as may be (i) reasonably related to the manufacturing, sales and/or distribution role of such party so long as the receiving party is made aware of and agrees to comply with the disclosing party’s obligations of confidentiality or (ii) reasonably required under any law, rule or regulation (including, without limitation, any Securities and Exchange Commission or NYSE Amex disclosure requirements) applicable to such party.

10.           REPRESENTATIONS AND WARRANTIES

(a)           Right to Enter into this Agreement.   Each party represents and warrants to the other party that it has the full right, power, and authority to enter into this Agreement in its entirety and that such party’s performance of its duties and obligations as described herein shall not constitute a breach, default, or violation of any applicable laws or any agreement of any kind to which such party is a party or otherwise bound.

(b)           Product Safety Compliance.  Each party represents and warrants that the Products shall at all times be manufactured, stored, and shipped in a manner that ensures the safety of the Products, consistent with all applicable USDA and FDA regulations SQF/FSSC standards or the equivalent.

11.           SALES AND DISTRIBUTION RESPONSIBILITIES

Overhill and Bellisio agree that Bellisio shall have the exclusive right, throughout the term of this Agreement, to sell and distribute the Products throughout the United States with the following rights and responsibilities:

(a)           Sales Management. Bellisio shall provide all preliminary sales management responsibilities for the Products, beginning April 22, 2011 (the “Start Up”), to include:
•	Development of customer sales plans
•	Initiate customer appointments and create sales presentations including required travel
•	Load all Product trade plans into trade management system
•	Undertake broker assignment and training (Overhill to utilize same broker network)

•	Conduct sales training
•	Protect and defend Boston Market brand distribution and shelf presence
•	Transfer any customer records to Bellisio’s assigned broker effective June 1, 2011

Overhill shall pay to Bellisio, on or before June 1, 2011, a Start Up management fee of $100,000 and a Start Up brokerage fee of $75,000 in return for Bellisio performing the above services beginning in April 2011.

(b)           Sale of Products.  Bellisio shall use its best efforts to distribute the Products and develop the market for the Products in accordance with the parties’ agreed upon marketing goals, including implementing sales promotions, price management, new product introductions, and merchandising/execution.

(c)           Customer Orders and Invoicing. Bellisio shall receive and enter customer purchase orders, handle all customer invoicing and customer billing reconciliation and cash collection, and schedule production based on customer orders.

(d)           Business Management.  Bellisio shall be responsible for all business management responsibilities including the following:

•	Provide business and financial reporting based on U.S. GAAP
•	Maintain all necessary records and financial information for Brand P&L
•	Maintain Brand P&L based on US GAAP, as applicable
•	Provide all accounting support
•	Timely make payments to all third parties for all third party expenses and maintain proper records
•	All other responsibilities customarily understood in the industry to be part of the foregoing role

(e)           Trade Spend Management. Overhill has final approval rights as to all  sales, marketing, and promotion expenditures. Bellisio shall be responsible for all trade spend management for the Products, including the following:
•
Execute all trade programs, and consumer spending (excluding television and print advertising and new product placement fees), with all such expenditures to be submitted by Bellisio and approved by Overhill.  Overhill’s approval shall not be unreasonably withheld and shall be deemed an approval if Overhill does not respond to Bellisio’s written request within seven (7) business days.

•
All expenditures for television and print advertising and new product placement fees shall be mutually agreed upon by the parties. Such expenses to be reflected in the Brand P&L as incurred, but in the case of Termination pursuant to Section 2, Overhill will reimburse Bellisio as described in 2(e).

(f)           Warehousing/Handling/Storage of Products.  Bellisio shall be responsible for warehousing, handling, and storing the Products, including the following:
•
Warehousing the Products for a maximum of sixty (60) days from receipt date pursuant to the binding forecast in Section 4. Bellisio shall be paid by Overhill $*** per case for each period after the sixty (60) day maximum for any excess Product manufactured by Overhill.

•
Bellisio shall only be responsible for storing Products (including Boston Market brand products purchased by Overhill from the previous Boston Market licensee) that are in saleable condition and that are forecasted to be sold within eight (8) months of production based on Product consumption data

•	All Product costs and losses due to customer returns, spoilage, obsolescence, customer discontinuation, or warranty issues shall be charged to Brand P&L
•	All Products shall be stored by Bellisio in full pallet quantities on slipsheets using Grade A pallets or equivalent

(g)           Inspection Of Products from Overhill.  Upon receipt of a shipment of Products from Overhill, Bellisio shall visually examine a random sampling of the Products, in a manner consistent with its standard operating procedures, to determine whether there are any issues relating to shortage or defects clearly visible to the naked eye under ordinary inspection conditions. Bellisio will communicate to Overhill any Product shortages or defects and all resulting losses and costs shall be borne by Overhill

(h)           Freight Distribution.  Bellisio shall ship all Products with combined loads of Bellisio’s frozen food products, where appropriate, and shall be subject to the same freight distribution policies as the Bellisio products including full pallet quantities with fourteen (14) day lead times, LTL orders, and minimum shipments of 600 cases.  Freight cost allocation for the Products, including fuel surcharge and fluctuations, will be determined on a pro rata basis with the Bellisio frozen food products and will be paid or incurred by Bellisio but charged to the Brand P&L.

__________________________________
***      Portions of this page have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

(i)            Maintain Brand P&L and Provide Other Reporting.  Bellisio shall be responsible for providing financial reporting relating to the manufacture, sale, and distribution of the Products based on U.S. GAAP. Bellisio will maintain a Brand P&L with the sole purpose of recording the appropriate profit allocation to the parties based on the financial considerations described in the following section. Bellisio will provide Brand P&L to Overhill within ten (10) days of each Bellisio four (4) week accounting period (as discussed in section 12 (b)).

12.           BRAND PROFIT & LOSS CONSIDERATIONS

(a)           Profit Sharing.  The parties agree to share in the profits and losses (the “Brand P&L”) realized from sales of the Products, as determined by the Brand Profit & Loss statement (the “Brand P&L Statement”) as identified on Schedule E.  Sharing of Brand P&L between the parties (the “Profit Share”) will be allocated to Overhill and Bellisio on a 50/50% basis for the first $2 million of Brand P&L profit.  Any Profit Share above the first $2 million of aggregate Brand P&L profit will be allocated on a 60/40 basis with 60% to Overhill and 40% to Bellisio.

(b)           Brand Profit and Loss Statement.  The Brand P&L Statement shall be prepared and maintained by Bellisio.  Such Brand P&L Statement shall be based on Bellisio’s thirteen (13) periods, each period being four (4) weeks, per 52/53 week fiscal year ending on the Sunday closest to December 31st.  The Brand P&L shall be determined based upon the Brand P&L Statement, which will include gross sales of all products less all trade expenses, Product Costs, slotting, advertising, royalty, sales and administrative fees, warehousing fees, distribution fees, consumer complaint fees, working capital interest, freight, brokerage, cash discounts, losses from swell, spoilage, discontinued and/or defective products, except for the brokerage expense, which shall not be included in the Brand P&L until twelve (12) months after the Effective Date.

(c)           Warehouse and Distribution Pricing.  For each case of Products warehoused by Bellisio, Bellisio shall be paid $*** per case for warehouse, handling, and storage charges for a maximum storage period of sixty (60) days (the “Warehouse Fee”), such payment to be charged to the Brand P&L. In the event Bellisio is required to warehouse Products in excess of sixty (60) days due to excess inventory by no fault of the parties, Bellisio shall be paid $*** per case for each partial or full month of storage beyond the sixty (60) day period and shall be charged to the Brand P&L.  In the event Bellisio is required to warehouse Products manufactured by Overhill for more than sixty (60) days because Overhill purchased or manufactured Products in excess of the quantities agreed upon in production schedules, consistent with section 4 herein. Overhill shall pay to Bellisio $*** per case for each partial or full month of storage beyond the sixty (60) day period and shall not be charged to the Brand P&L. Bellisio may increase the Warehouse Fee once during each twelve (12) month period following the anniversary of the Effective Date, such increase not to exceed four percent (4%) based on actual increased costs.

(d)           Sales and Administrative Pricing.  Bellisio has the exclusive responsibility for sales and distribution of the Products and the related responsibilities of providing broker management, administrative, MIS, and customer service beginning July 1, 2011 and continuing throughout the term of this Agreement and shall be paid a sales and administrative fee of ***% of Net Sales for providing such services., such fee to be charged to the Brand P&L  “Net Sales” means gross Product sales less trade promotion costs/expenses (excluding new item placement).

(e)           Working Capital Interest. Working capital interest (“Interest”) will be charged to the Brand P&L. Interest is calculated as working capital related to the Brand P&L assets and liabilities multiplied by the combination of LIBOR plus 525 basis points. Alternatively, Overhill may choose to fund working capital to minimize Brand P&L Interest.

(f)            Right to Audit.  Each party shall have the right, exercisable up to once per calendar year, to have an independent third party auditor inspect and audit the other party’s books and records concerning all costs, expenses, revenues and profits with respect to the Products and the performance by each party of its obligations under the Agreement. The party exercising its right to audit shall pay for all costs, fees, and expenses related thereto.

(g)           Cash Flow Distribution. Payments due to/from each Party shall be settled within thirty (30) days of billing.  Profits or losses will be distributed according to Bellisio’s four (4) week fiscal periods within twenty (20) days after finalizing the Brand P&L Statement.

__________________________________
***           Portions of this page have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

***           Portions of this page have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

13.          TRANSITION EXPENSES

(a)           Transition from Previous Boston Market Licensee.   All trade deductions related to Boston Market promotions and/or other costs and expenses related to Boston Market brand product sales/marketing activity incurred prior to July 1, 2011 and deducted by customers from Bellisio generated invoices shall be promptly reimbursed to Bellisio by Overhill within five (5) business days.  These costs, expenses, and/or deductions shall not be charged to the Brand P&L. In the event Overhill purchases Boston market brand product inventory from previous Boston Market Licensee or from Boston Market Corporation, Overhill will provide the working capital to fund such purchases., including freight costs and expenses to Bellisio’s Facility  Overhill may elect to provide ongoing working capital throughout the term of this Agreement, as previously stated above, to minimize Interest.

(b)           Transition Upon Termination of Agreement.  Upon termination of the Agreement, Bellisio shall withhold 120% of sales deductions, including but not limited to discontinued Products, spoilage, shortages, defects, and unauthorized trade deductions, as estimated in Bellisio’s reasonable discretion based on prior historical experience.  Remaining funds will be released in the following manner:

•	Fifty percent (50%) of the remaining funds shall be distributed within 60 days;
•	Twenty-five percent (25%) of the remaining funds shall be distributed within 120 days, and;
•	Twenty-five percent (25%) of the remaining funds shall be distributed within 180 days.

14.           INSURANCE

Each party shall maintain comprehensive general liability insurance that shall include contractual liability coverage and product liability coverage for the Products sold and distributed pursuant to this Agreement, having a combined single claim limit of not less than $*** per occurrence and total umbrella coverage of not less than $***.  Each party shall arrange to have the other named as an additional insured on their respective policies, and shall ensure that such insurance remains in effect at all times when this Agreement is in effect and for a period of no less than two (2) years after the termination of this Agreement.

15.           INDEMNIFICATION

Each party agrees to defend, indemnify and hold harmless the other from and against any and all claims, liabilities, costs, damages and expenses arising out of, based upon, or in connection with each party’s respective obligations set forth in this Agreement or under the law. In addition, each party shall be responsible for its own attorney’s fees and expenses. As a condition of indemnification, the party seeking indemnification shall give the indemnifying party prompt notice of and copies of all pleadings and correspondence related to any such claim and agrees not to settle, compromise, or otherwise dispose of any such claim without the prior written consent of the indemnifying party, such consent not to be unreasonably withheld or delayed. The indemnifying party shall have the right (but not the obligation) to assume the defense or settlement of any such claim at its expense, by counsel of its choice. If the indemnifying party assumes such defense, the party seeking indemnification shall cooperate fully with the indemnifying party in defense of the action.

Furthermore, Overhill agrees to defend, indemnify and hold harmless Bellisio from and against any and all claims, liabilities, costs, damages and expenses arising out of, or based upon, or connected in any way to the validity or enforceability of the BMC License, Bellisio’s use of the BMC intellectual property as contemplated by and in strict accordance with this Agreement, and/or any other actions taken by Bellisio in strict conformance with the terms of this Agreement that are alleged to constitute a violation of the BMC License, the rights of a third party, or the law.

16.           NOTICES

       Any notice pursuant to this Agreement shall be in writing and delivered via confirmed overnight delivery to the following:

To Bellisio At:	To Overhill At:
Joel Conner, Chairman and CEO	James Rudis
Bellisio Foods, Inc.	Overhill Farms, Inc.
1201 Harmon Place, Suite 302	2727 E. Vernon Ave.
Minneapolis, MN 55403	Vernon, CA 90058

_________________________
***           Portions of this page have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

With A Copy To:	With A Copy To:
Danette Bucsko, CFO	Robert Olivarez, VP Finance
Bellisio Foods, Inc.	2727 E. Vernon Ave.
1201 Harmon Place, Suite 302	Vernon, CA 90058
Minneapolis, MN 55403

17.           ASSIGNMENT

Neither party may assign or transfer this Agreement, whether by merger, acquisition or having all or any controlling portion of its stock purchased by another entity, or, except as expressly permitted by this agreement, subcontract any of its performance obligations hereunder, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided that it shall be reasonable for either party to withhold its consent to any such assignment or transfer of this Agreement where that assignee is a Direct Competitor (as identified in section 2(b)) of the party that is withholding its consent.  However, upon expiration of the six (6) month notice requirement described in section 2(b), consent to the assignment or transfer shall be deemed granted and the party withholding consent shall have the right, again as described in section 2(b), to terminate the Agreement. Notwithstanding the preceding sentences, Overhill and Bellisio may each assign this Agreement to any of its parent, subsidiary or commonly-owned affiliate companies without the prior written consent of the other party by providing written notice of that assignment to the other party.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

18.           WAIVER

No waiver by either party of any provisions hereof shall be made unless expressed in writing and signed by a duly authorized officer of such party.

19.           FORCE MAJEURE

Neither party shall be liable for loss or damage or deemed to be in breach of this Agreement if their failure to perform obligations results from: acts of God; acts of terrorism; compliance with governmental authority; fires, strikes, embargoes, war; or any other similar event or cause.  Any delay resulting from any of said causes shall extend or excuse performance, in whole or in part, as may be reasonable, except that said causes shall not excuse payments for amounts owed at the time of such occurrence.

20.           SEVERABILITY

If any provision of this Agreement should be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement. The parties hereto shall in such event use their best efforts to substitute for any invalid or unenforceable provision a valid and enforceable arrangement that achieves results as nearly equivalent as possible to the invalid or unenforceable provision.

21.           NO EMPLOYMENT RELATIONSHIP

The employees, agents or subcontractors of one party shall not be considered the employees or subcontractors of the other party.

22.           COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be considered an original.

23.           GOVERNING LAW

The laws of the State of California, without reference to its conflicts of laws provisions, shall govern the application and interpretation of this Agreement and any disputes, actions, or claims arising hereunder shall be brought in the federal district court for the central district of California.

24.           DISPUTE RESOLUTION

Any dispute between the parties arising under or in connection with this Agreement shall be resolved as follows:  (a) first, the senior managers of Overhill and Bellisio shall negotiate in good faith in an attempt to resolve the dispute if the dispute has not been resolved by the mid-level managers involved in the matter within thirty (30) days of those mid-level managers first attempt to resolve the dispute;  (b) second, if the senior managers of the parties are unable to resolve the dispute after ten (10) business days of good faith negotiations, then the parties shall participate in mandatory mediation with a mutually agreeable mediator; (c) third, if the parties are unable to resolve the dispute after one full day of mediation, then either party may file a lawsuit to resolve the dispute.

25.           CONSTRUCTION

This Agreement shall be construed as having been negotiated and jointly drafted by the parties hereto, and shall not be construed against either party based upon either party being deemed the drafter of the Agreement.

26.           ENTIRE AGREEMENT

This Agreement expresses the entire agreement of the parties relating to the subject matter contained herein. No modifications, amendments or supplements to this Agreement shall be effective for any purpose unless in writing and signed by authorized representatives of all parties hereto or their successors or assigns.

IN WITNESS WHEREOF, The undersigned representatives of each of the parties have executed this Agreement as of the date first written above.

OVERHILL FARMS, INC.		BELLISIO FOODS, INC.

/s/ James Rudis		/s/ Joel Conner

By:	James Rudis	Joel Conner

Its:	President	Chief Executive Officer

Schedule A
Products

***

___________________________

***           This page has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Schedule B
Product Specifications

***

___________________________

***           This page has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Schedule C
Conversion Cost

***

___________________________

***           This page has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Schedule D
Non-disclosure Agreement

***

___________________________

***           Four pages have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Schedule E
Brand P&L Statement

***

___________________________

***           This page has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.